EXHIBIT 10(ii)

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”), dated as of the      day of              , 2002, between FUND V AND FUND VI ASSOCIATES, a Georgia general partner (“Landlord”) and HARTFORD FIRE INSURANCE COMPANY, a Connecticut corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, the Bank of New York, as successor to Nationsbank of Georgia, N.A., as agent for Landlord, and Tenant entered into that certain Lease (the “Lease”) dated as of December 29, 1993;

WHEREAS, by virtue of an amendment to the Custodial Agency Agreement referred to in Paragraph 33 of the Lease, Landlord reserved the right to enter into leases and modifications of leases with respect to properties of Landlord without joinder or consent by the agent thereunder; and

WHEREAS, Landlord and Tenant now desire to amend the Lease as to certain particulars hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants and benefits herein contained, Landlord and Tenant do hereby agree as follows:

1. Modification and Amendment of Lease. Agent, Landlord and Tenant do hereby modify and amend the Lease as follows:

(a) Definitions. Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings given in the Lease.

(b) Extension of Term. From and after December 1, 2002 (the “Effective Date”) the Term (as defined in Section 2(a) of the Lease) is hereby extended such that the Term shall terminate, and the Expiration Date shall occur, on the 30th day of November, 2012, unless sooner terminated in accordance with the Lease.

(c) Fixed Rent. From and after the Effective Date, the Tenant shall pay an annual Fixed Rent in accordance with Paragraph 4(a) of the Lease pursuant to the following schedule.

1

Lease Period	Annualized Fixed Rent	Monthly Installment of Fixed Rent
12/01/02 to 11/30/03	$741,950.00	$61,829.17
12/01/03 to 11/30/04	$803,720.00	$66,976.67
12/01/04 to 11/30/05	$834,250.00	$69,520.83
12/01/05 to 11/30/06	$859,100.00	$71,591.67
12/01/06 to 11/30/07	$859,100.00	$71,591.67
12/01/07 to 11/30/08	$859,100.00	$71,591.67
12/01/08 to 11/30/09	$876,850.00	$73,070.83
12/01/09 to 11/30/10	$876,850.00	$73,070.83
12/01/10 to 11/30/11	$876,850.00	$73,070.83
12/01/11 to 11/30/12	$894,600.00	$74,550.00

(d) Payment of Real Estate Taxes. Notwithstanding anything in Paragraph 5(a) of the Lease to the contrary, Tenant shall have the right to file for tax abatements during the Term without Landlord’s approval, provided that Tenant will deliver a copy of such filing to Landlord. Tenant may contest any property tax increase or assessment with regard to the Premises provided that Tenant delivers written notice of Tenant’s intention to contest the same to Landlord. Should Tenant elect not to contest any property tax increase or assessment Landlord hereby reserves the right to contest the same; provided that in such case Tenant shall be entitled to receive a refund from any reduction of taxes after deducting Landlord’s reasonable cost of contesting the same.

(e) Tenant’s Obligation to Maintain and Repair. Notwithstanding anything in Paragraph 5(c) of the Lease to the contrary, Tenant shall maintain, repair and replace the non-structural, non-Building systems, and non-core areas of the Premises in good order and condition, and shall maintain and repair, but shall not be required to replace, the following: elevators, plumbing systems and equipment, mechanical systems and equipment and electrical systems and equipment, in good order and condition, and shall keep the Premises in a clean and sanitary condition in accordance with the laws of the State of Connecticut and in accordance with all orders, rules and regulations of the health officer, fire marshal, building inspector or other proper officers of all governmental agencies or other bodies having jurisdiction over Tenant’s manner of use of the Premises. In no event shall Tenant be required to replace items that are Capital in Nature, as defined in the Lease, or the items that are Landlord’s obligations under Section (f) below. Tenant shall permit no waste or nuisance upon the Premises or utilities supplied thereto. If Tenant fails to perform its obligation to maintain and repair as provided in this provision (but subject to any applicable notice and cure period) and such failure results in a replacement by Landlord of any item Tenant failed to repair or maintain, Tenant shall reimburse Landlord for the actual cost of such replacement. Tenant agrees that Tenant shall commit no act which will cause either Tenant or Landlord to be in violation of any pertinent laws of the State of Connecticut or any ordinances of the Town of Southington. Except as otherwise provided in this Lease, Tenant, at its expense, shall, at all times during the Term perform all groundskeeping, landscaping, janitorial services, security services (if Tenant decides, in its sole discretion, that the same is necessary) and exterior lighting necessary to keep the Premises in good order and repair.

(f) Landlord’s Obligation to Maintain and Repair. Notwithstanding anything in Paragraph 5(c) of the Lease to the contrary, Landlord at its expense, shall perform such maintenance, repairs and replacements, structural or otherwise, as are necessary to keep in good order and repair the following portions of the Building and the Property: (1) Building roof membrane; (2) Building roof structure; (3) Building structural framing; (4) Building floor slabs; (5) exterior Building façade

(including windows and door systems); (6) below grade utility lines and (7) paved areas. Landlord’s maintenance and repairs shall keep the Premises, the Appurtenances and Building in at least its original condition, reasonable wear and tear excepted, and all replacement installations shall be at least equal in quality to the originals. In performing such maintenance, repairs and replacements Landlord shall use reasonable efforts to minimize any disruption of or interference with Tenant’s business or access to the Premises. Landlord at its expense, shall also perform replacements of all or any portion of the following in order to keep the same in good order, condition and repair, the following portions of the Building and the Property: (8) elevators; (9) plumbing systems and equipment; (10) mechanical systems and equipment (including, without limitation, heating, ventilation and air conditioning systems and equipment) and (11) electrical systems and equipment.

(g) Extension. Paragraph 21 of the Lease is hereby deleted and replaced with the following: During the Term, as the same may be renewed or extended pursuant to the terms of this Lease, so long as this Lease is in full force and effect and Tenant (i) is occupying and doing business from the Premises at the time the election is exercised; and (ii) is not in default under the Lease either at the time of the election or at the effective date thereof beyond any applicable grace period, Tenant shall have the option to renew this Lease for two (2) additional terms of five (5) years each (the “First Renewal Term” and the “Second Renewal Term”) at ninety-five percent (95%) of the Fair Market Value (as hereinafter defined) of the Premises provided that Tenant gives written notice to Landlord of Tenant’s intention to renew the Lease at least twelve (12) months prior to the expiration of the original ten year term of this Lease (the “Original Term”) or the First Renewal Term, as the case may be (the “Renewal Election Date”). If Tenant properly exercises its right to extend the Lease Term for the First Renewal Term, the First Renewal Term shall commence on the day immediately following the expiration date of the Original Term; and if Tenant properly exercises its right to extend the Lease Term for the Second Renewal Term, the Second Renewal Term shall commence on the day immediately following the expiration date of the First Renewal Term. Upon the commencement of each of the First Renewal Term and the Second Renewal Term, Landlord shall provide a redecoration allowance equal to $5.00 per rentable square feet of the Premises to Tenant. In the event that Tenant shall fail to exercise the applicable option to renew as set forth in this provision on or before the Renewal Election Date, such applicable option to renew, and any subsequent option to renew, shall be null and void in its entirety.

As used herein, “Fair Market Value” shall mean the fair market annual rental rate (excluding all services, utilities and real estate taxes) per square foot of net rentable area then being charged in office buildings located in Southington, Cheshire or Farmington, Connecticut and comparable to the Building, for space comparable to the Premises (taking into consideration use, location, the definition of net rentable area, leasehold improvements provided, remodeling credits or allowances granted, quality, age and location of the applicable building, rental concessions [such as abatements or lease assumptions], the provision of free or paid unassigned parking, the time the particular rate under consideration became effective, size of Tenant, operating expenses and real estate taxes and which party is responsible for payment, relative services provided, etc.). Within no more than thirty (30) days after Tenant receives Landlord’s written determination of such rate Tenant shall give Landlord notice of whether it desires to accept the Landlord’s proposed rate, rescind its exercise of its extension option or arbitrate such rate. If Tenant desires to arbitrate such rate, Tenant’s notice shall be accompanied by the identity of an arbitrator appointed by Tenant. Thereafter, Landlord shall have fifteen (15) days in which to appoint its arbitrator, and within fifteen (15) days after the appointment of Landlord’s arbitrator the two arbitrators theretofore appointed shall appoint a third arbitrator. If the two arbitrators cannot agree on the appointment of a third arbitrator within fifteen (15) days, then either party shall have the right to apply to the presiding judge of the Superior Court of Hartford County, Connecticut for the selection of the third arbitrator. Each arbitrator appointed hereunder shall be a member of the American Institute of Real Estate Appraisers (MAI) with at least five (5) years of full-time commercial appraisal experience in the

Southington, Cheshire or Farmington, Connecticut area, and no such arbitrator shall have any other existing contractual relationship with either party hereto. After the appointment of such third arbitrator, the arbitration board thus elected shall have thirty (30) days in which to reach a majority agreement on the Fair Market Value as defined above, which determination shall be final and binding upon the parties hereto. If the arbitrators are unable to reach a majority agreement within such thirty (30) day period, then each of the arbitrators shall render his or her separate appraisal within such stipulated time, and the three appraisals shall be averaged in order to establish such rate; provided, however, that if the low appraisal and/or the high appraisal are more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the higher appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be averaged in order to establish such rate. If both the low appraisal and the high appraisal are disregarded, the middle appraisal shall establish such rate. After the Fair Market Value has been established, the arbitrators shall immediately notify the parties in writing. Tenant shall notify Landlord within thirty (30) days of receipt of notice of the arbitrators’ determination whether Tenant desires to accept such arbitrated rate or to rescind its exercise of its extension option. If Tenant rescinds its exercise of its extension option after arbitration, Tenant shall be solely responsible for all costs of such arbitration and the Lease shall automatically be extended for six months following the Expiration of the Term at the then current Fixed Rent rate. If Tenant accepts the arbitrated rate, Landlord and Tenant shall pay the fees of their respectively appointed arbitrators and the fee of the third arbitrator shall be shared equally by Landlord and Tenant. At any time that the parties have agreed to the amount which is ninety-five percent (95%) of the Fair Market Value, whether by agreement or by arbitrators determination, the parties shall execute an agreement, in form reasonably satisfactory to both, modifying the Expiration Date, the Fixed Rent, the Monthly Installments of Fixed Rent and all other relevant matters. Tenant’s occupancy during the First Renewal Term and the Second Renewal Term, as applicable shall be governed by the same provisions of the Lease, except as otherwise provided in this Section.

(h) Tenant’s Right to Terminate. From and after December 1, 2009, Tenant shall have the right to terminate this Lease (as to the entire Premises, only), provided that no such termination shall be valid unless Tenant has delivered notice to Landlord of its intention to terminate at least twelve months prior to the date of termination (thus if Tenant elects a December 1, 2009 termination, then Tenant shall give Landlord notice of such intention no later than November 30, 2008). Notwithstanding the foregoing, such termination by Tenant shall not relieve Tenant of its any of its obligations of payment or performance arising from the Lease before the date of termination. If Tenant so terminates pursuant to this provision, Tenant shall immediately repay to Landlord any unamortized portion of the Tenant Allowance described in subparagraph (k), below, plus interest using an interest rate factor of eight percent (8%) per annum.

(i) Landlord’s Work. Tenant desires Landlord to perform certain leasehold improvement work in the Premises. Such work, as described in the Exhibit “A” attached to this Amendment and incorporated herein, shall be hereinafter referred to as the “Landlord’s Work.” Except as hereinafter provided to the contrary, Landlord, at its sole cost and expense, shall cause the performance of the Work using building standard materials, quantities and procedures then in use by Landlord. Landlord shall cause the Work to be substantially completed on or before the scheduled date of completion for each item as shown in Exhibit “A”, unless repair and replacement is required earlier than such dates in order for Landlord to comply with the terms of the Lease (as amended herein), subject to delays caused by Force Majeure Events (as defined in Section 9(e) of the Lease. The Landlord’s Work shall be performed in a good and workmanlike manner and in accordance with all laws.

(j) Tenant Improvements. Tenant desires to perform certain leasehold improvement work in the Premises (the “Tenant’s Work”). Prior to the commencement of Tenant’s Work, Tenant shall furnish to Landlord such additional plans, drawings, specifications and finish details as Landlord may reasonably request. All plans, drawings, specifications and other details describing the Tenant’s Work which have been or are hereafter furnished by or on behalf of Tenant shall be subject to Landlord’s approval, which Landlord agrees shall not be unreasonably withheld. Landlord shall not be deemed to have acted unreasonably if it withholds its approval of any plans, specifications, drawings or other details or of Tenant’s Work because, in Landlord’s reasonable opinion, the Tenant’s Work: (a) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (b) might impair Landlord’s ability to furnish services to Tenant unless Landlord notifies Tenant of such possible impairment and Tenant agrees to modify the Lease accordingly (c) would increase the cost of operating the Building, unless Tenant otherwise agrees to be responsible for such increased costs; (d) would violate any governmental laws, rules or ordinances (or reasonable interpretations thereof); (e) contains or uses Hazardous Materials; (f) would adversely affect the exterior appearance of the Building; or (g) is prohibited by any ground lease affecting the Building or any mortgage, trust deed or other instrument encumbering the Building. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval, whether or not such other reasons are similar or dissimilar to the foregoing. Landlord shall not impose any construction management fee on the Tenant Work, however, Landlord reserves the right to charge Tenant for the reasonable costs incurred by Landlord for review of Tenant’s plans, drawings, specifications and finish details, inspection of the Tenant Work and travel costs for such inspections (Landlord’s costs), up to a maximum of $5,000. Landlord shall provide Tenant with detailed invoices and copies of applicable invoices for Landlord’s Costs. Tenant shall be entitled to competitively bid Tenant’s Work with at least three contractors, acceptable to Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), and after Tenant’s selection of the contractor to enter into a contract with such bidder for the Tenant Work. Tenant shall be permitted to core drill within the Building, with Landlord’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Tenant hereby represents and warrants that once the Tenant’s Work has begun, Tenant will complete the same. The Tenant’s Work shall be performed in a good and workmanlike manner and Tenant shall keep the Premises free and clear of all materialmen’s or mechanic’s liens in connection with any such work by Tenant. Tenant shall maintain worker’s compensation insurance for the work being performed.

(k) Tenant Improvement Allowance. From and after the Effective Date and until December 1, 2007, Landlord shall pay Tenant an allowance in the amount of Three Hundred Fifty-Five Thousand and No/100 Dollars ($355,000) (the “Tenant Allowance”), which shall be made available by Landlord to Tenant as an allowance to reimburse Tenant partially for the cost and expense of Tenant’s Work, including the cost of all space plans, design services, construction drawings and specifications attributable to Tenant’s Work and Landlord’s Costs, if any. Landlord shall pay the Tenant Allowance within thirty (30) days of receipt of an invoice from Tenant for the same. From and after December 1, 2007, Landlord will not be obligated to pay Tenant any remaining portion of the Tenant Allowance which has not previously been paid to Tenant in accordance with this provision. Notwithstanding anything to the contrary in this provision, if Tenant is in default under this Lease, Landlord shall have the right, in addition to any other remedies available to Landlord under this Lease or otherwise, to be immediately repaid by Tenant any unamortized portion of the Tenant Allowance plus interest using an interest rate factor of eight percent (8%) per annum upon Landlord’s demand therefor.

(l) Environmental. Notwithstanding anything to the contrary in Paragraph 5(c)(ii) of the Lease, should any Hazardous Material present within the Premises pose a threat to the safety and health of Tenant’s employees, and provided Tenant is not responsible for the presence of said Hazardous Material within the Premises, Tenant shall have the right to terminate the Lease by delivering ten (10) business days prior written notice to Landlord. Landlord and Tenant acknowledge and agree that the representations made by each party in Paragraph 5(c) are true and complete as of the date of this Amendment.

(m) Parking and Signage. Landlord and Tenant acknowledge and agree that the parking areas in and around the Building as well as all signs fixed to the Building, including the monument-entrance sign, are Appurtenances to the Building and that Tenant has the right to exclusive use of the same during the Term.

(n) Notices. Paragraph 27 of the Lease is hereby amended so that all notices sent to Landlord under the Lease or this Amendment shall be sent to 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092.

2. Broker Representation. Landlord and Tenant hereby represent and warrant to each other that neither Landlord nor Tenant have utilized the service of any broker with regard to this Amendment other than CRESA Partners and CB Richard Ellis (the “Brokers”). Landlord shall be responsible for the payment of the Brokers’ commission pursuant to a separate agreement. In the event Tenant has utilized the services of a broker that are not disclosed herein, it is agreed that Tenant will be responsible for any and all commissions payable to said broker.

3. Interpretation. If any conflict between the terms of this Amendment and the terms of the Lease occurs, the terms of this Amendment shall govern and control in all respects. It is the intention of Landlord and Tenant with respect to the subject matter hereof that the terms of this Amendment shall supersede and replace in each and every respect the terms and provisions of the Lease and Memorandum of Lease which the parties intend to modify pursuant to the terms hereof.

4. Binding Effect; Headings; Applicable Law. All the terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Amendment shall be governed by and construed in accordance with the laws of the State of Connecticut.

5. Ratification. Except as hereinabove set forth, the Lease shall remain unmodified and in full force and effect, and Landlord and Tenant do hereby ratify and confirm the Lease, as modified and amended herein.

6. Counterparts. This Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment under seal as of the date first above written.

Signed, sealed and delivered in the presence of:	TENANT:

Unofficial Witness	HARTFORD FIRE INSURANCE COMPANY, a Connecticut corporation

By:

Notary Public	Name:

Title:

(NOTARIAL SEAL)	[CORPORATE SEAL]

My Commission Expires:

Signed, sealed and delivered in the presence of:	LANDLORD:

Unofficial Witness	FUND V AND FUND VI ASSOCIATES, a Georgia general partnership

	By:	WELLS REAL ESTATE FUND V, L.P., a Georgia limited partnership, its general partner
Notary Public

(NOTARIAL SEAL)	By:	Wells Capital, Inc., a Georgia corporation, its general partner

My Commission Expires:	By:

Name:
Title: President

[CORPORATE SEAL]

EXHIBIT “A”

LANDLORD’S WORK

ITEM	COMPLETION DATE
Replacement of all rooftop air conditioning units.	Prior to December 1, 2006.
Repair and modification of all window sills.	Prior to December 1, 2006.
Replacement of two (2) elevator controls and, if required, one (1) cylinder in the ground.	Prior to December 1, 2006.
Repair and modification of Roof Dryvit at the parapet wall.	As soon as reasonably possible.
Replacement or refurbishment of the four (4) original boilers.	As soon as reasonably possible.